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                                                                      Exhibit 12

                                FMC CORPORATION
        STATEMENT RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (In millions, except ratios)

                                                                                   Years ended December 31,
                                                              -----------------------------------------------------------
                                                                 2000         1999         1998          1997        1996
                                                                 ----         ----         ----          ----        ----
Earnings:
 Income (loss) from continuing operations
  before income taxes and cumulative effect
  of a change in accounting principle                       $   222.6     $    274.3     $  249.5     $ (59.7)   $  235.8
 Minority interests                                               4.6            5.1          6.2         8.9         9.6
 Undistributed (earnings) losses
  of affiliates                                                 (13.5)           1.3         (3.4)       (2.0)       (6.7)
 Interests expense and amortization
  of debt discount, fees and
  expenses                                                       99.7          117.1        120.3       118.3       103.0
 Amortization of capitalized interest                             3.9            3.4          3.5         7.0         7.5
 Interest included in rental expense                             15.7           15.0         14.8        14.2        12.7
                                                            -------------------------------------------------------------
Total earnings                                              $   333.0     $    416.2     $  390.9     $  86.7    $  361.9
                                                            =============================================================

Fixed charges:
 Interest expense and amortization
  of debt discount, fees and
  expenses                                                  $    99.7     $    117.1     $  120.3     $ 118.3    $  103.0
 Interest capitalized as part of
  fixed assets                                                   10.1            2.3          4.4         6.6        15.5
 Interest included in rental expense                             15.7           15.0         14.8        14.2        12.7
                                                           --------------------------------------------------------------
Total fixed charges                                         $   125.5     $    134.4     $  139.5     $ 139.1    $  131.2
                                                           ==============================================================

Ratio of earnings to fixed charges                                2.7            3.1          2.8         0.6         2.8
                                                           ==============================================================
                                                                (A)            (A)                      (B)
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(A) The ratio of earnings to fixed charges for the years ended December 31, 2000 and 1999 before the gain on the sale businesses (in 1999), and asset impairments, and restructuring and other charges (in 2000 and 1999) was 3.2x and 2.9x respectively.

(B) Earnings did not cover fixed charges by $52.4 million for the year ended
    December 31, 1997. The ratio of earnings to fixed charges for the year ended
    December 31, 1997 before asset impairments and restructuring and other charges was 2.5x.